SECOND AMENDMENT TO
                            ASSET PURCHASE AGREEMENT,
                         REAL ESTATE PURCHASE AGREEMENT,
                              AND COMMERCIAL LEASE

   This Second Amendment to Asset Purchase Agreement, Real Estate Purchase Agreement, and Commercial Lease (the "Amendment") is made effective as of October 30, 1998, by and among JHT, Inc., a Minnesota corporation and subsidiary of Smithway Motor Xpress Corp., as assignee of Smithway Motor Xpress, Inc. ("Buyer"); Gone Fishing, Inc., a Minnesota corporation f/k/a JHT, Inc. ("Gone Fishing"), JHT LOGISTICS, INC., a Minnesota corporation ("Logistics"), Bass Brook Truck Service, Inc., a Minnesota corporation ("Bass Brook"), and JERDON TERMINAL HOLDINGS, LLC ("Jerdon"), a Minnesota limited liability company (individually a "Company" and together the "Companies"); and Jerry H. Hammann, Donna Hammann, Vicki Dunnell, Tammi Smith, and Jerry S. Hammann, shareholders or members of the Companies (individually a "Shareholder" and together the "Shareholders").

                                    RECITALS

   The parties previously entered into that certain Asset Purchase Agreement and Real Estate Purchase Agreement each dated September 23, 1998 (together, the "Original Agreements"), that certain Commercial Lease dated October 29, 1998 (the "Commercial Lease"), and that certain First Amendment to the original Agreements dated October 29, 1998 (the "First Amendment", together with the Commercial Lease and the Original Agreements, the "Agreements"). Certain events have transpired since the execution of the Agreements that the parties wish to reflect in writing.

                                      TERMS

   NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, and warranties herein contained, and upon the terms and conditions hereinafter set forth, the parties hereto agree as follows:

   A. Amendment of Agreements. The provisions of this Amendment shall supplement and amend the Agreements as specifically stated herein. If there is a conflict between this Amendment and the Agreements, this Amendment shall control. Except as stated herein, the Agreements shall continue in full force and effect. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed in the Asset Purchase Agreement.

   B. Purchase and Lease of Real Estate. Anything to the contrary notwithstanding, the Commercial Lease and First Amendment are amended to provide that rent for Buyer's use of the Real Estate shall be paid monthly in arrears, with the first payment for the period from October 30, 1998 through November 30, 1998, being due on December 1, 1998, and continuing on the first of each month thereafter. The Commercial Lease is amended to provide that the leased premises is the Surface of the Real Property described on Exhibit 1 to the Real Estate Purchase Agreement (the "Premises" or "premises"). Lessor shall retain exclusive ownership and control of the subsurface of such Real Property. For purposes of the Commercial Lease, "Surface" shall include that part of the structures or improvements (including parking and driving areas) above the plane of the soil. The term Surface shall not include, and Lessor shall retain ownership of, any


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soils, groundwater,  pollution, or other contamination, or any other solid, gas, or liquid in the subsurface. The Lessee shall have an irrevocable license to use the adjacent subsurface of the Real Property for maintenance and repairs of the Premises. Lessee shall also have an irrevocable license to the use of the foundation or other support below the structures or improvements of the Premises.

   C. Removal of Underground Storage Tanks. Anything to the contrary notwithstanding, Gone Fishing shall re-assume, as of October 30, 1998, the existing contract with Independent Petroleum Service, Inc. with a date of acceptance of September 15, 1998 by delivery of written notification to Independent Petroleum Service, Inc. and shall receive the benefit of the $5,543 prepayment under such contract already made by Gone Fishing. Buyer shall pay the Buyer Amount, as defined in the First Amendment, at the Real Estate Closing. The Companies shall direct and control the removal and replacement of the underground storage tanks located on the Real Property. In connection with such removal and replacement, the Companies shall reasonably consider the advice and wishes of Buyer and Buyer shall provide reasonable cooperation.

   D. Indemnity Supplement in Addition to Indemnity Obligations Under the Agreements. The Companies and Shareholders shall indemnify and hold harmless Buyer from any and all claims, causes of action, suits, judgments, losses, damages, deficiencies, obligations, costs, and expenses (including, without limitation, interest, penalties, and reasonable fees, and costs of attorneys and other experts) (hereinafter, collectively referred to as "Claims") caused by the presence, release, or threatened release of any Environmental Constituent on, to, or from the Real Property (including soils, groundwater, surface water, buildings or other structures) before October 30, 1998 or caused by the performance of the contract referred to in paragraph C hereof. Without limiting the generality of the foregoing, the Companies and Shareholders shall indemnify Buyer against any Claims caused by the conditions identified (i) in the Phase I Environmental Site Assessment prepared by American Engineering Testing, Inc. for the Scudder Law Firm, or (ii) by GME Consultants, Inc. in its initial site assessment and remedial investigation. As used herein, the term "Environmental Constituent" means any pollutant, contaminant, foreign substance, or hazardous substance, and shall include but not be limited to, petroleum, petroleum products, and substances identified or designated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq.

   E. Schedule Amendment. The last page of Schedule A-1 to the Asset Purchase Agreement is amended to delete the reference to trailer #715,152, and the $25,000 in payment thereof, that was wrecked prior to Closing. The Companies shall deliver to Buyer $25,000 in payment thereof.

   F. Counterparts. This Amendment may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Amendment shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Amendment or any counterpart hereof to produce or account for any of the other counterparts.
                          *****************************
                  Signature Page Entitled "Second Amendment To
            Asset Purchase Agreement, Real Estate Purchase Agreement,
                          and Commercial Lease" Follows
                          *****************************



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                          *****************************

                      Signature Page to Second Amendment to
            Asset Purchase Agreement, Real Estate Purchase Agreement,
                              and Commercial Lease

                          *****************************

   IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the date first written.


THE SHAREHOLDERS                   THE COMPANIES

                                   GONE FISHING, INC.,
                                   a Minnesota corporation

/s/ Jerry H. Hammann               By:/s/ Donna Hammann
------------------------------    ------------------------

Jerry H. Hammann, Individually     Donna Hammann, President


/s/Donna Hammann
------------------------
Donna Hammann, Individually         JHT LOGISTICS, INC.,
                                    a Minnesota corporation

/s/Vicki Dunnell                    By:/s/Donna Hammann
------------------------            ------------------------
Vicki Dunnell, Individually         Donna Hammann, President


/s/Tammi Smith
------------------------
Tammi Smith, Individually            BASS BROOK TRUCK SERVICE, INC., a Minnesota
                                     corporation

/s/Jerry Hammann                     By:/s/Jerry Hammann
------------------------             ------------------------
Jerry S. Hammann, Individually       Jerry H. Hammann, President

BUYER                                JERDON TERMINAL HOLDINGS, LLC, a Minnesota
                                     limited liability company
JHT, INC.
                                     By: /s/Jerry H. Hammann
                                     ------------------------
                                     Jerry H. Hammann, Manager
By:/s/William G. Smith, President
---------------------------------
William G. Smith, President

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